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                                                                 Exhibit p(8)(b)

                                     [LOGO]
                        INVESCO U.S. Institutional Group
                                LEGAL/COMPLIANCE


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                                COMPLIANCE MANUAL

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING
         --------------------------------------------------------

A. STATEMENT OF POLICY AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

         PART 1.       POLICY ON INSIDER TRADING

         A.     SCOPE

         This statement of policy and procedures to detect and prevent insider trading and to govern personal securities trading ("Policy Statement") covers
(i) all employees, officers and directors of all members of the INVESCO U.S. Institutional Group (USIG) and (ii) all persons controlled by, or controlling, the members of USIG. This Policy Statement shall also cover such other persons as may from time to time come within the definition of "persons associated with an investment adviser," as such term is defined under the Investment Advisers Act of 1940.

         This Policy Statement operates in conjunction with the Code of Ethics and Professional Standards (see Section II) previously adopted by USIG as well as the Codes of Ethics adopted by each investment company, fund, trust or client advised, managed and/or sponsored by USIG; it is in addition to, not in replacement of, those obligations imposed by those Codes of Ethics.

         B.     POLICY GOVERNING INSIDER TRADING

       USIG FORBIDS ANY OFFICER, DIRECTOR OR EMPLOYEE FROM CONDUCTING TRADES, EITHER PERSONALLY OR ON BEHALF OF OTHERS (SUCH AS INVESTMENT COMPANIES AND PRIVATE ACCOUNTS MANAGED BY INVESCO), BASED ON MATERIAL NONPUBLIC INFORMATION OR COMMUNICATING MATERIAL NONPUBLIC INFORMATION TO OTHERS IN VIOLATION OF THE LAW. This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at INVESCO. Every officer, director and employee must read and retain a copy of this Policy Statement. Any questions regarding this Policy Statement should be referred to the USIG Legal/Compliance Department.

       THE TERM "INSIDER TRADING" IS NOT SPECIFICALLY DEFINED IN THE FEDERAL SECURITIES LAWS, BUT GENERALLY IS USED TO REFER TO THE AFOREMENTIONED USE OF MATERIAL NONPUBLIC INFORMATION TO TRADE IN SECURITIES (WHETHER OR NOT ONE IS AN "INSIDER") OR TO THE COMMUNICATION OF MATERIAL NONPUBLIC INFORMATION TO OTHERS.

       C.     INSIDER TRADING LAW

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         While the law concerning insider trading is not static, it is generally understood that the law prohibits:


         1. trading by an insider, while in possession of material nonpublic information; or
         2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
         3.       communicating material nonpublic information to others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. Any questions or concerns should be addressed to the USIG Legal/Compliance Department.

         INSIDER. The concept of "insider" is broad and can include officers, directors and employees of a company. In addition, an "outsider" can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers. In addition, a USIG member or an employee, officer or director of such a member may become a temporary insider of a company that any member of USIG advises or for which it performs other services. According to the Supreme Court, the temporary insider must be aware of his or her status as an insider, and thus understand that he or she is handling material nonpublic information, to be truly considered an insider.

         MATERIAL INFORMATION. Trading based on inside information is not a basis for liability unless the information is material. "MATERIAL INFORMATION" CAN BE ANY INFORMATION FOR WHICH THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING HIS OR HER INVESTMENT DECISION, OR INFORMATION THAT IS REASONABLY CERTAIN TO HAVE A SUBSTANTIAL EFFECT ON THE PRICE OF A COMPANY'S SECURITIES. Information that officers, directors and employees should consider material can include, but is not limited to, any legal, economic or structural change (or impending change) which could potentially alter the value of a company or its affiliates, or any data which may be reflective of a company's future performance. Common examples of information that may be regarded as material are:

         1. projection by the company's officers of future earnings or losses different from market expectations
         2.       pending or proposed merger, acquisition or tender offer
         3.       significant sale of assets or the disposition of a subsidiary
         4. changes in dividend policies or the declaration of a stock split
         5.       the offering of additional securities
         6.       significant changes in senior management
         7.       the gain or loss of a substantial client or supplier
         8.       impending bankruptcy or financial liquidity problems
         9.       impending litigation matters

         Material information does not necessarily have to relate directly to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable. Likewise, a decision at an investment meeting or a decision by a member of USIG to purchase or sell that security for one or more accounts may be considered material information.

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         NONPUBLIC INFORMATION. INFORMATION IS NONPUBLIC UNTIL IT HAS BEEN
EFFECTIVELY COMMUNICATED TO THE MARKET PLACE, AND IS PROVABLY AVAILABLE TO THE GENERAL PUBLIC. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, THE WALL STREET JOURNAL or other publications of general circulation would be considered public. Once a public release has occurred, information will normally be regarded as absorbed and evaluated within two or three business days thereafter.

         PENALTIES. Penalties for trading based on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

         1.       civil injunctions
         2.       treble damages
         3.       prison sentences
         4. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
         5. fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         In addition, any violation of this Policy Statement can be expected to result in serious sanctions by USIG, including dismissal of the persons involved.

         PART 2. PROCEDURES TO IMPLEMENT USIG'S POLICY AGAINST INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

         The following procedures have been established to aid the officers, directors and employees of USIG in avoiding insider trading and to aid USIG in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of USIG must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions in reference to these procedures should be directed to the USIG Legal/Compliance Department.

         A.       IDENTIFYING INSIDER INFORMATION

       Before trading for oneself or others, including the investment companies or private accounts managed by INVESCO, in the securities of a company about which one may have potential insider information, an employee should consider the following questions:

         1. Is the information material? Is this information that could be considered important in making investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

         2. Is the information public? To whom has this information been provided? Has the information been published in Reuters, THE WALL STREET JOURNAL, or other publications of general circulation?

         If, after consideration of the above, it is believed that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

         1.       Report the matter immediately to the USIG Legal/Compliance
                  Department.

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         2.       Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by INVESCO.

         3. Do not communicate the information inside or outside INVESCO, other than to the USIG Legal/Compliance Department.

         After the USIG Legal/Compliance Department has reviewed the issue, the employee in question either will be instructed to continue to follow the prohibitions against trading and communication or will be allowed to trade and communicate the information.

         B.       EMPLOYEE PROCEDURES FOR PERSONAL SECURITIES TRADING

         All USIG employees, officers and directors (including members of their respective households) are subject to the following rules and procedures for personal securities trading.

         1.       CORE PRINCIPLES.

                  a. Employees, officers, directors and others associated with USIG have a fiduciary duty to serve the best interests of clients and not to engage in conduct that is in conflict with those interests. Clients' interests must always come ahead of personal interests. Conflicts of interest, and even the appearance conflicts of interest, are to be avoided.

                  b. Employees are permitted and encouraged to acquire AMVESCAP PLC shares and ADRs through authorized purchase plans and otherwise in a manner consistent with applicable law, with these rules and procedures and with Section III.B. of this Compliance Manual.

                  c. Employees are permitted and encouraged to invest in mutual funds and other collective investment vehicles sponsored by subsidiaries of AMVESCAP, as well as in other securities, if they observe applicable laws and regulations and both the letter and spirit of these rules and procedures.

                  d. While personal securities trading is allowed, excessive activity in personal trades is discouraged and may be subject to restrictions. Employees are expected to devote their time and attention at work to client business and not to personal trading, except incidentally.

                  e. No set of rules can possibly anticipate all the potential trading conflicts of interest that may arise. All situations that are subject to interpretation must be decided in favor of the protection of the best interests of the clients. Final discretion in the application of these rules and procedures and in the determination of appropriate sanctions rests with the USIG Legal/Compliance Department.

         2.       SCOPE OF APPLICATION

                  a. COVERED PERSONS - These rules and procedures govern the personal securities trading of all USIG employees, officers and directors, their spouses and members of their immediate families who share the same household. These persons are referred to as "Covered Persons".

                  b. COVERED ACCOUNTS - These rules and procedures apply to all securities and transactions in securities in which any Covered Person has beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in

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                           any account - including an account with a financial
                           institution or an employee benefit account - regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of securities in any such account. These accounts are referred to as "Covered Accounts".

                           - INVESTMENT CLUBS - Investment club accounts are generally not treated as Covered Accounts, except that they are subject to the reporting requirements of these rules under Section 3 below. A Covered Person may participate in an investment club only if that participation is approved in advance by the Legal/Compliance Department. Requests for approval must be submitted on the attached Investment Club Pre-Approval Form. Approval will be given only if the Covered Person can demonstrate that no potential conflict of interest will arise if approval is granted. An exemption to the pre-clearance requirement will not be granted if the Covered Person has sole control over the club's investment decisions or if Covered Persons make up 50% or more of the members of the club. If the Covered Person can demonstrate that he or she does not control but only contributes to investment decision-making, then participation in the club will be approved and a waiver to the pre-clearance requirement will be granted. The Legal/Compliance Department will periodically review investment club trading for abuses and conflicts and reserves the right to cancel approval of participation in the club or to subject the club's trades to pre-clearance and other requirements. Investment club accounts may not be used to evade or undermine these rules and procedures.

                  c. COVERED INVESTMENTS - These rules and procedures apply to all personal securities investments of Covered Persons, including investments in any options on securities. The term "securities" is broadly defined to include essentially all types of equity and debt investments, EXCEPT that these rules and procedures do not apply to investments in: U.S. government bonds, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, unit investment trusts or variable or fixed annuities (where no investment discretion is involved) or shares of registered open-end investment companies (mutual funds), whether or not the mutual funds are affiliated with AMVESCAP. The investments covered by these rules and procedures are referred to as "Covered Investments".

                           -        EXCHANGE-TRADED INDEX PRODUCTS -
                                    Exchange-traded index products such as
                                    "Spiders" and "Webs" are generally
                                    structured as unit investment trusts. They may, however, be actively traded. They also are actively used in certain investment strategies for USIG client accounts, and some of them have relatively low net capitalization. Accordingly, they are subject to all of the requirements of these rules and procedures.

                           -        FUTURES - Although futures are not
                                    "securities", certain futures instruments are used in certain investment strategies for USIG client accounts. Accordingly, they are subject to the reporting requirements of these rules under Section 3 below. The Legal/Compliance Department will periodically review any futures trading for abuses and conflicts and reserves the right to subject such trades to pre-clearance and other requirements.

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         3.       REPORTING REQUIREMENTS

                  a. UPON HIRING - Within ten (10) calendar days of the start of employment, each Covered Person must provide to the Legal/Compliance Department a list of all Covered Accounts and all Covered Investments held at the time of their hiring.

                  b. ANNUALLY - Each year all Covered Persons must provide updated lists of their Covered Accounts and Covered Investments held at the close of the calendar year. These lists must be provided by January 30th of the next calendar year. In addition, all Covered Persons will be required to sign a certificate of compliance each year, verifying that they have provided all required information to the Legal/Compliance Department and that they have complied with these rules and procedures.

                  c. FOR EACH TRADE - All Covered Persons must request that all broker-dealers with which they have accounts send duplicate confirmations and statements on their securities transactions to the Legal/Compliance Department. Unless a specific exception is granted, photocopies of confirmations and statements provided by Covered Persons will not be acceptable. Upon the employee's request, the Legal/Compliance Department may send a standard letter to the broker-dealer in question, making a request on the employee's behalf. It remains the employee's responsibility, however, to ensure that the duplicate statements and confirmations are provided. Duplicate confirmations of transactions must be received by the Legal/Compliance Department within ten (10) calendar days of settlement of any transaction.

                           - PRIVATE TRANSACTIONS - When no broker-dealer is involved in a transaction, the employee shall provide other evidence of the purchase or sale that is satisfactory to the Legal/Compliance Department. The documentation must explain the circumstances surrounding the transaction, including the manner in which it was executed, the title of each security involved, the quantity of each security purchased or sold, the date of the transaction and the price at which the transaction was executed.

         4.       PRE-CLEARANCE REQUIREMENTS

                  a. NOTE: These pre-clearance requirements DO APPLY to trades done under the "de minimis" exemption discussed below.

                  b. A Covered Person may not engage in a personal securities transaction unless it has been pre-cleared by the Legal/Compliance Department. Requests for pre-clearance must be submitted on the attached pre-clearance form ("Request for Permission to Engage in Personal Securities Transaction"). This form may be obtained from the Legal/Compliance Department and also is available on the shared portion of the e-mail system. USIG personnel in New York should submit their forms to the appropriate Legal/Compliance personnel in New York. All other USIG personnel should submit their forms to the appropriate Legal/Compliance personnel in Atlanta.

                  c. Transactions must not be executed until pre-clearance has been given by the Legal/Compliance Department in writing.

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                  d.       Pre-clearance approval is effective until the close
                           of trading on the trading day following the date of pre-clearance. The date of pre-clearance approval is indicated by the time stamp of the Legal/Compliance Department on the pre- clearance form, or by the date of the e-mail of approval sent by the Legal/Compliance Department to the Covered Person.

                  e. In determining whether pre-clearance for any transaction should be granted, the Legal/Compliance Department will review the transaction for compliance with these rules and procedures, as well as for any other indications of any conflict of interest or violation of law or policy.

                  f. Special treatment of AMVESCAP options and certain INVESCO Private Capital products:

                           - AMVESCAP OPTIONS - The exercise of AMVESCAP options must be pre-cleared through the Corporate Secretary's office. Accordingly, the exercise of options - along with the simultaneous sales of shares, if applicable
                                    - is not subject to pre-clearance under
                                    these rules and procedures. Note: Direct purchases and sales of AMVESCAP shares and ADRs ARE subject to pre-clearance under these rules and procedures.

                           - CERTAIN INVESCO PRIVATE CAPITAL PRODUCTS - Certain INVESCO Private Capital products are specifically structured for purchase by employees. Pre-clearance for these products is handled as part of the structuring of the transaction. Accordingly, purchases of such special products are not subject to pre-clearance under these rules and procedures.
                                    Note: This special treatment only applies to certain Private Capital products. You are responsible for verifying whether or not pre-clearance under these rules and procedures is required.

         5.       RESTRICTED ACTIVITIES

                  a. INSIDER TRADING - All personal investment activity of Covered Persons must comply with the rules and procedures discussed above regarding insider trading. No Covered Person may engage in a personal investment while in possession of material non-public information about the investment or the issuer of the investment. Nor may a Covered Person communicate such information to others in violation of law or otherwise engage in activities that would violate these rules.

                  b. USIG RESTRICTED LIST - Covered Persons may not purchase or sell any security that is on the USIG Restricted List.

                  c. BLACKOUT PERIOD - Covered Persons may not purchase or sell a security during a period from seven (7) calendar days before through seven (7) calendar days after the date on which any portfolio managed by USIG purchases or sells the same security. When a Covered Person submits a pre-clearance request, the Legal/Compliance Department will review records for trades in the same security. If there has been a transaction within the prior seven (7) calendar days, the request will be denied. In addition, the Covered Person is required to verify on the pre-clearance form that he or she has no knowledge of any intent on the part of anyone at USIG to engage in a transaction in the security for a client portfolio. The Legal/Compliance Department will monitor trading activity for seven (7) calendar days following the pre-clearance approval date, and if there is a portfolio transaction in the same security during that time then the Covered


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                           Person may be required to reverse the trade and
                           forfeit any resulting gains. The Covered Person will be required to submit a written explanation of the transaction, and the Legal/Compliance Department will follow up as appropriate, based upon the surrounding circumstances.

                  d. SHORT-SWING TRADING - Covered Persons also are prohibited from profiting from any "opposite transaction" in the same or equivalent security within sixty (60) calendar days of a purchase or sale. For purposes of this rule, a last-in, first-out ("LIFO") rule will be applied, matching any transaction with any opposite transaction within 60 days. The Legal/Compliance Department may grant rare exceptions to this restriction. All such exceptions, however, must be approved in advance by the Legal/Compliance Department. In addition, the purchase and/or sale of option contracts may not be used to circumvent this restriction.

                  e. PRIVATE PLACEMENTS - Covered Persons may purchase privately placed securities, subject to advance review and approval by the Legal/Compliance Department. Requests for approval must be submitted on the attached Private Placement Pre- Approval Form. Approval will be granted only if the Covered Person can demonstrate that no current or potential conflict of interest will arise if she or he is permitted to purchase the security in question. The "de minimis" exemption discussed below does not apply to purchases of privately placed securities. Employees who own privately placed securities, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

                  f. IPOs - Covered Persons are prohibited from purchasing securities in initial public offerings. In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must bring the information about the impending IPO to the attention of the Legal/Compliance Department.

                  g. SHORT SALES - Covered Persons are prohibited from engaging in short sales of securities. Short sales "against the box" are not prohibited, but are subject to all of the requirements of these rules and procedures.

         6.       THE "DE MINIMIS" EXEMPTION

                  a. The "de minimis" exemption may apply to limit the application of the blackout period discussed above.
                           NOTE: Trades covered by the "de minimis" exemption still must be pre-cleared by the Legal/Compliance Department and are subject to all other requirements of these rules and procedures.

                  b. The "de minimis" exemption may apply only if the following requirements are met:

                           - The transaction must be for the purchase or sale of 2,000 shares or fewer. In the case of options, the transaction must be for 20 or fewer contracts.

                           - The issuer of the securities must have a market capitalization of at least $1 billion. In the case of options, the underlying security must have a market capitalization of at least $1 billion. The Covered Person must provide written documentation evidencing the market capitalization when submitting the pre-clearance form.

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                           -        Permission may be granted to a Covered
                                    Person under the "de minimis" exemption for any particular security only once every thirty (30) days.

                           - The transaction must be free from any actual and/or apparent conflicts of interest. In particular, the "de minimis" exemption is not available to a Covered Person when a client portfolio for which the Covered Person is involved in investment decisions is purchasing or selling the same security within the blackout period.

                           - The permission granted under the "de minimis" exemption is valid for ten (10) calendar days from the date of pre-clearance approval. The date of pre- clearance approval is indicated by the time stamp of the Legal/Compliance Department on the pre-clearance form, or by the date of the e-mail of approval sent by the Legal/Compliance Department to the Covered Person.

         7.       EXEMPTION FOR "NON-DISCRETIONARY ACCOUNTS".

                  a. Exemptions to certain aspects of these rules and procedures may apply to certain accounts which ordinarily would be Covered Accounts but over which a Covered Person has no direct or indirect influence or control. These accounts are referred to as "Non-Discretionary Accounts".

                  b. The treatment of any account as a Non-Discretionary Account must be approved in advance by the Legal/Compliance Department. The approval must be in writing. In order to be approved, the account must meet the following requirements:

                           - The investment decisions for the account must be made by an independent fiduciary who is authorized by a written agreement to make all investment decisions and who does not discuss any such investment decisions with the Covered Person. The Covered Person must provide a copy of the written agreement to the Legal/Compliance Department.

                           - The Covered Person must certify in writing that he or she has not discussed and will not discuss any investment decisions with the independent fiduciary, either directly or indirectly.

                  c. Non-Discretionary Accounts ordinarily are not treated as Covered Accounts, except that they are subject to the reporting requirements of these rules under
                           Section 3 above. The Legal/Compliance Department will periodically review transactions in Non-Discretionary Accounts for abuses and conflicts and reserves the right to cancel approval of any Non-Discretionary Account or to subject trading in the account to pre-clearance and other requirements. Non-Discretionary Accounts may not be used to evade or undermine these rules and procedures.

                  d. Transactions involving AMVESCAP stock or options are not covered by this exemption.

         8. EXEMPTION FOR DIVIDEND REINVESTMENT PLANS AND OTHER REGULAR PERIODIC INVESTMENTS.

                  a. Exemptions to certain aspects of these rules and procedures also may be granted for dividend reinvestment plans (DRIPs), direct stock purchase plans (DSPs) and other plans for regular, periodic investments that do not involve, on a trade-by-

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                           trade basis, the exercise of discretion over the
                           selection of securities or timing of the investments.

                  b. Requests for approval of such exemptions may be submitted to the Legal/Compliance Department, which will consider them on a case-by-case basis.

         9.       SANCTIONS AND ENFORCEMENT.

                  a. In addition to any other sanctions that may be applied for violation of this USIG Compliance Manual, sanctions for violations of these rules and procedures may include written warnings, written reprimands, fines, the disgorgement of profits, the cancellation of transactions, the suspension or cancellation of personal trading privileges and the suspension or termination of employment.

                  b. As noted above, no set of rules can possibly anticipate all the potential trading conflicts of interest that may arise. All situations subject to interpretation must be decided in favor of the protection of the best interests of the clients. Final discretion in the application of these rules and procedures and in the determination of appropriate sanctions rests with the Legal/Compliance Department.

         C.       RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

         Information in an employee's possession that can be considered material and nonpublic may not be communicated to anyone, including persons within INVESCO, except as provided for above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted (see Section III.D. Need-to-Know Policy).

         D.       RESOLVING ISSUES CONCERNING INSIDER TRADING

         If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the USIG Legal/Compliance Department before trading or communicating the information to anyone.

         PART 3.       SUPERVISORY PROCEDURES

         A.     REDUCTION OF INSIDER TRADING

         To reduce insider trading, the USIG Legal/Compliance Department will:

         1. provide educational programs to familiarize officers, directors and employees with this Policy Statement;
         2.       answer questions regarding this Policy Statement;
         3. resolve issues of whether information received by an officer, director or employee of USIG is material and nonpublic;
         4. review on a regular basis and update as necessary this Policy Statement;
         5. when it has been determined that an officer, director or employee of USIG has material nonpublic information:


09/19/00                                                               III - 10

                  a. implement such measures to prevent dissemination of such information; and

                  b. if necessary, restrict officers, directors and employees from trading the securities in question.

         B.        DETECTION OF INSIDER TRADING

         To detect potential insider trading, the USIG Legal/Compliance Department will:

         1. review trading activity documentation (including all Request for Permission to Engage in Personal Securities Transaction forms and broker-dealer confirmations and statements) for each officer, director and employee pursuant to the applicable policies; and

         2. coordinate the review of such reports with other appropriate officers, directors or employees of the USIG business units.

         C.       SPECIAL REPORTS TO MANAGEMENT

         Promptly, upon learning of a potential violation of this Policy Statement, the USIG Legal/Compliance Department will prepare a written report to USIG management providing full details and recommendations for further action.












09/19/00                                                              III - 11

       REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

I hereby request permission to [ ] BUY [ ]SELL (check one) the specified security in the company indicated below for my own account or other account in which I have a beneficial interest or legal title:


-----------------------       --------------------------------------------------
DATE                          NAME OF INVESCO UNIT

------------------------------------------------------------------------------------------------------------
      # of shares                  Name of Security                  Symbol                    Broker
-------------------------- ------------------------------------ -------------------- -----------------------

------------------------------------------------------------------------------------------------------------


I believe that the above listed transaction is not prohibited by the Code of Ethics or the INVESCO Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (found in the INVESCO U.S. Institutional Group Compliance Manual) to which I am subject.

TO THE BEST OF MY KNOWLEDGE,

(i) THIS TRANSACTION IS NOT POTENTIALLY HARMFUL TO ANY "ACCOUNTS OR PORTFOLIOS"(*) DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY OF THE INVESCO NORTH AMERICAN GROUP MEMBERS NAMED BELOW, GIVEN THE SIZE OF THE TRANSACTION COMPARED TO THE EXISTING MARKET FOR SUCH SECURITIES;

(ii) NONE OF THE "ACCOUNTS OR PORTFOLIOS"(*) DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW HAS PURCHASED OR SOLD THE SECURITY LISTED ABOVE DURING THE LAST SEVEN DAYS;

(iii) THE REQUESTED TRANSACTION WILL NOT RESULT IN A MISUSE OF INSIDE INFORMATION OR IN ANY CONFLICT OF INTEREST OR IMPROPRIETY WITH REGARD TO ANY ACCOUNTS OR PORTFOLIOS(*) DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW; AND

(iv) THE SECURITY INDICATED ABOVE IS NOT BEING CONSIDERED FOR PURCHASE OR SALE BY ANY ACCOUNTS OR PORTFOLIOS(*) DISTRIBUTED, MANAGED AND/OR SERVICED BY ANY INVESCO GROUP MEMBER NAMED BELOW.

Additionally:  (Please check any or all that apply)

[ ] The security indicated above is thinly traded as evidenced by the following daily trading volume for such security over the last week ______.

[ ] The security indicated above will be [ ] acquired [ ] sold (check one) in a private placement or is not of an issuer publicly traded or registered with the SEC.

[ ] The proposed purchase of the above listed security, together with my current holdings, will result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company. If this item is checked, state the beneficial interest you will have in the company's voting securities after this purchase. ______________

[ ] I wish to effect the above transaction which complies with the de minimis exemption since the transaction involves 2,000 shares or less and the issuer has a market capitalization of at least $1 billion (evidence attached). I also hereby certify that I have not received permission for this de minimis exemption in the last 30 days with regard to the security indicated above.

I SHALL DIRECT MY BROKERAGE FIRM TO PROVIDE A COPY OF A CONFIRMATION OF THE REQUESTED TRANSACTION(S) TO THE LEGAL/COMPLIANCE DEPARTMENT WITHIN 10 DAYS OF THE TRANSACTION.


---------------------------    ---------------------------   -------------------
SIGNATURE                      PRINT NAME                    TELEPHONE NUMBER

        PERMISSION IS EFFECTIVE ONLY ON THE DATE SHOWN BY THE TIME STAMP

(*)"ACCOUNTS OR PORTFOLIOS" ARE DEFINED AS ANY AND ALL INVESTMENT COMPANIES, PRIVATE ACCOUNTS AND ALL OTHER CLIENTS OF THE FOLLOWING INVESCO NORTH AMERICAN GROUP MEMBERS: INVESCO FUNDS GROUP, INC., INVESCO TRUST COMPANY, INC., INVESCO RETIREMENT PLAN SERVICES, INVESCO GLOBAL ASSET MANAGEMENT (N.A.) INC., INVESCO GLOBAL ASSET MANAGEMENT, LIMITED (BERMUDA), INVESCO PRIVATE CAPITAL, INC., INVESCO SENIOR SECURED MANAGEMENT, INC., INVESCO, INC. AND ANY OF ITS DIVISIONS (I.E., INVESCO CAPITAL MANAGEMENT, INVESCO REALTY ADVISORS, INVESCO NORTHEAST DIVISION, INVESCO (NY), INVESCO FIXED INCOME/STABLE VALUE DIVISION).

CONFIRMATION: NO TRANSACTION WITH RESPECT TO THE SECURITY INDICATED ABOVE IS KNOWN TO BE PENDING OR IN PROGRESS FOR ANY PORTFOLIO UNDER MANAGEMENT.

LEGAL/COMPLIANCE DEPARTMENT TIME STAMP - ATLANTA          TRADING DEPARTMENT CONTACT PERSONS
------------------------------------------------          ----------------------------------

                                                          --------------------------------------------
                                                          Contact Person - Boston

                                                          --------------------------------------------
                                                          Contact Person - Denver

                                                          --------------------------------------------
                                                          Contact Person - New York or Atlanta

                                                          USIG LEGAL/COMPLIANCE REVIEW
                                                          ----------------------------


                                                          --------------------------------------------
LEGAL/COMPLIANCE: (FAX) 404-479-2900                      Signature - USIG Legal/Compliance
------------------------------------


09/19/00                                                               III - 12

                                     [LOGO]
                        INVESCO U.S. Institutional Group
                                LEGAL/COMPLIANCE


--------------------------------------------------------------------------------


                        INVESTMENT CLUB PRE-APPROVAL FORM

Date:
     ----------------------

PERSONAL INFORMATION

Name:
     -------------------------------
Unit Employed by:
                 -------------------
Department:
           -------------------------

INVESTMENT CLUB(S) INFORMATION

Name of Investment Club(s):
                           -----------------------------------------------------
Principals of Investment Club(s):
                                 -----------------------------------------------

Person who did the trade:      Self     Spouse      Other (explain)
                          -----     ----       -----               -------------
Positions held:
               -----------------------------------------------------------------
Are you on the Board of Directors?
                                  ----------------------------------------------
Are you on an investment decision-making committee?
                                                   -----------------------------
Are you involved in making security transactions recommendations?
                                                                 ---------------
Are you involved in subsidizing the Fund?
                                         ---------------------------------------

(*) I am fully aware I must continue to abide by INVESCO U.S. Institutional Group Compliance and Insider Trading Regulations.

I will direct _________ Club to send confirmations to the Legal/Compliance Department.

Signature                                           Date
         -----------------------------------------       -----------------------

DEPARTMENTAL USE

Date Received:
              -------------------

cc:  Director of Compliance

09/19/00                                                               III - 13

                                     [LOGO]
                        INVESCO U.S. Institutional Group
                                LEGAL/COMPLIANCE


--------------------------------------------------------------------------------


                       PRIVATE PLACEMENT PRE-APPROVAL FORM

Date:
     ---------------------

PERSONAL INFORMATION

Name:
      ---------------------------------
Business Unit:
              -------------------------
Department:
           ----------------------------

PRIVATE PLACEMENT INFORMATION

Date of Investment:                  Initial Investment:
                   -----------------                    ------------------------

Additional Investment(s):
                         -------------------------------------------------------

Private Placement (Company) Name:
                                 -----------------------------------------------

Type of Company:                        Industry:
                ----------------------           -------------------------------

Percentage Owned:                Relationship to Company:
                 ---------------                         -----------------------

Is there any known relationship between the Company and any AMVESCAP business unit?
     ---------------------------------------------------------------------------

If so, please describe the relationship.
                                        ----------------------------------------

Are/will you be a member of the Board of Directors?        If so, position held:
                                                   -------
Senior Officers of Company:
                           -----------------------------------------------------

How did you learn of the opportunity?
                                      ------------------------------------------

Additional Information:
                       ---------------------------------------------------------


--------------------------------------------------------------------------------
(*) I am fully aware I must continue to abide by INVESCO USIG Compliance and Insider Trading Regulations. To my knowledge, I will not be violating any federal/state/firm rules or regulations and if circumstances change I will notify the Legal/Compliance Department.

(*) I will notify INVESCO as I learn of the company going public or of any imminent public offering by the company.

Signature                                          Date
         ---------------------------------------        ------------------------

DEPARTMENTAL USE

Date Received:
             -----------------------
cc:  Director of Compliance, General Counsel

09/19/00                                                               III - 14

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING
         --------------------------------------------------------

B. INSIDER TRADING GUIDELINES AND POLICIES FOR BUYING AND SELLING AMVESCAP PLC SHARES AND ADRS

         AMVESCAP PLC shares are traded on the London Stock Exchange and are available as American Depository Receipts ("ADRs") (Cusip No. 46127D102) (Stock Symbol "AVZ") on the New York Stock Exchange. One ADR is the equivalent of five
(5) AMVESCAP PLC shares. As representatives of a publicly traded company, employees are subject to certain restrictions on their ability to buy or sell AMVESCAP PLC shares and ADRs. In short, federal securities law prohibits the purchase or sale of a security at a time when the person trading that security possesses material nonpublic information of the company in question.

         It is INVESCO's policy to comply with all U.S. federal and state securities laws as well as those to which we are subject in the United Kingdom and in other jurisdictions. As a result, all employees must be aware of the following:

         1. Officers, directors and employees shall not buy or sell AMVESCAP PLC shares or ADRs when in possession of material nonpublic information, regardless of how that information was obtained.

         2. In order to conform with AMVESCAP PLC guidelines, no officer, director or employee of USIG shall buy or sell AMVESCAP PLC shares or ADRs within the 60 days prior to the announcement of yearly and half yearly results and within the 30 days prior to quarterly results. Once the information is freely disseminated in the market, the closed period will be lifted. Furthermore, the Board of Directors of AMVESCAP PLC has the right, at its own discretion, to enforce additional blackout periods whenever it deems necessary. Those additional blackout periods are subject to the same trading restrictions as the quarterly earnings blackout period. As with all such periods, the USIG Legal/Compliance Department will notify all employees in writing or via email of all effective blackout dates.

         3. Material nonpublic information concerning INVESCO activities must not be passed along to others, inside or outside of INVESCO, except as needed in the ordinary course of employment with the company. In particular, material nonpublic information shall not be disclosed to third parties where improper trading can be anticipated.

         4. As indicated, the securities laws prohibiting illegal insider trading apply to any company, not just INVESCO. As representatives of INVESCO, we may have an opportunity to become aware of material nonpublic information regarding a publicly traded company with which INVESCO has a relationship such as a supplier or customer. INVESCO representatives must refrain from buying securities of any such company so long as the representatives are in possession of any material nonpublic information.

         SAFEST TIME TO TRADE. As a general guideline, and assuming that one does not otherwise possess any material nonpublic information, the safest time to conduct a trade is between three to ten days after the issuance of a widely disseminated press release stating AMVESCAP's earnings or otherwise announcing material and previously nonpublic information about AMVESCAP. In addition, senior management may, from time to time, impose further restrictions on trading, including completely prohibiting trades during specified periods of time. NOTE THAT USIG EMPLOYEES MUST PRE-CLEAR ALL AMVESCAP STOCKS OR OPTIONS TRANSACTIONS, EVEN IN THOSE CASES INVOLVING NON-DISCRETIONARY ACCOUNTS.

         PENALTIES. As discussed earlier in this section, the penalties for engaging in illegal insider trading are very severe. Among other things, the SEC can impose damages as large as three times the profit made or loss avoided by the individual. Individuals may also face criminal fines as large as $1,000,000 and prison

09/19/00                                                               III - 15
terms of up to ten years. In addition, AMVESCAP and individuals with the power to influence or control, directly or indirectly, the activities of the trading person may face damages of up to $1,000,000.

       OTHER INVESCO POLICIES. EVERYONE SHOULD BE AWARE THAT THE INSIDER TRADING GUIDELINES AND POLICIES IN PART "B" OF THIS SECTION RELATE ONLY TO THE PURCHASE AND SALE OF AMVESCAP SHARES OR ADRS. ALL OTHER INVESCO POLICIES AND GUIDELINES, INCLUDING THE CODE OF ETHICS AND PROFESSIONAL STANDARDS WITH RESPECT TO INSIDER TRADING AND SECURITIES TRADING IN GENERAL (SUCH AS THOSE CONTAINED IN PART "A" OF THIS SECTION) CONTINUE IN FULL FORCE AND EFFECT. THIS MEMORANDUM IS IN ADDITION TO SUCH OTHER POLICIES AND SHOULD BE READ IN CONJUNCTION WITH THEM.

       The laws dealing with insider trading are complex; any and all questions or concerns should be addressed to the USIG Legal/Compliance Department.









09/19/00                                                              III - 16

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING
         --------------------------------------------------------

C.       TRANSACTION REQUIREMENT MATRIX

The following chart contains many of the common investment instruments, though it is not all-inclusive.

                                           PRECLEARANCE        CONFIRMATION
TRANSACTION                                 REQUIRED?            REQUIRED?

MUTUAL
    INVESCO Mutual Funds (open-ended)           No                   No
    AIM Mutual Funds (open-ended)               No                   No
    Other Mutual Funds (open-ended)             No                   No
    Mutual Fund (closed-end)                    Yes                  Yes
    Unit Trusts                                 No                   Yes
    Variable & Fixed Annuities                  No                   No

EQUITIES
    AMVESCAP                                    Yes                  Yes
    Common Stocks                               Yes                  Yes
    ADRs                                        Yes                  Yes
    DRIPS                                       No                   Yes
    Stock Splits                                No                   Yes
    Rights and Warrants (exercised)             Yes                  Yes
    Preferred Stock                             Yes                  Yes
    IPOs                                        PROHIBITED           PROHIBITED

OPTIONS (Stock)                                 Yes                  Yes
    AMVESCAP (options)                          Yes                  Yes

FUTURES
    Currency                                    No                   Yes
    Commodity                                   No                   Yes
    S&P                                         No                   Yes

FIXED INCOME
    US Treasury                                 No                   No
    CDs                                         No                   No
    Money Market                                No                   No

BONDS
    US Government                               No                   No
    Corporate                                   Yes                  Yes
    Convertibles (converted)                    Yes                  Yes
    Municipal                                   Yes                  Yes

PRIVATE PLACEMENTS                              Yes                  Yes

LIMITED PARTNERSHIPS                            Yes                  Yes

EXCHANGE-TRADED FUNDS                           Yes                  Yes



09/19/00                                                              III - 17

III.     INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING
         --------------------------------------------------------

D.       NEED-TO-KNOW POLICY (FIRE WALL)

         As a professional organization serving the public in the area of asset management, all members of USIG are guided in their actions by the highest ethical and professional standards. In this regard, USIG has adopted numerous policies and procedures designed to prevent even the appearance of impropriety. These include, without limitation, the Code of Ethics and Statements of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading, as well as such other policies and procedures as might have been adopted by each particular USIG member.

         As INVESCO diversifies its product offerings beyond traditional asset management to areas such as administration and record keeping services for retirement plans, we must be aware that potential conflicts may arise from those activities as well as from our traditional asset management activities. For example, as part of its retirement plan administration and record keeping functions, INVESCO Retirement Plan Services ("IRPS") may receive confidential information about its clients (e.g., information about imminent employee lay-offs, etc.) that may be material to a portfolio manager at INVESCO Capital Management ("ICM") in determining whether to buy or sell the securities held in the portfolio of IRPS's particular client (e.g., in order to have cash available for potential distributions). Additionally, while IRPS is receiving material nonpublic information, other ICM portfolio managers (i.e., managers other than those directly involved with the affected IRPS client) and other USIG members may be considering the purchase or sale of the particular client's securities for their other managed portfolios.

         Under the law, and in consideration of our professional responsibilities, INVESCO must not use material nonpublic information improperly to benefit itself or its clients. Indeed, USIG personnel should always make every effort to avoid even the appearance of misusing material nonpublic information. For these purposes, and as stated earlier in this section, information is considered material if it would be important to an investor in making a decision to buy or sell a security. Information normally is considered nonpublic until it has effectively been circulated to the general public by means such as a newswire story, press release or filing with the Securities and Exchange Commission.

         In light of the foregoing, USIG employees who have material nonpublic information must not disclose it to anyone who does not have a "need to know." This policy of nondisclosure, known as a "Fire Wall," is designed to keep the information confidential, even within INVESCO itself. Strict adherence to the Fire Wall is absolutely vital to the functioning of a multi-service firm like INVESCO. While there may be circumstances in which trading or other activities must be restricted, reliance on a successfully operating Fire Wall allows USIG to minimize such restrictions. In doing so, the Fire Wall permits USIG personnel in non-affected areas to continue to engage in activities involving a particular company's securities.

         Under the Fire Wall policy, those on the "informed" side of the wall have a special duty to ensure that appropriate standards of confidentiality are maintained. For those on the "uninformed" side of the wall, a corresponding duty exists. All USIG personnel are prohibited from making any effort to obtain nonpublic information that may be in the possession of other parts of the firm. Again, USIG employees who have nonpublic information must not disclose it to anyone who does not have a need to know.

         When the communication of material nonpublic information occurs, personnel who receive the information are then "brought over the wall" and are thereafter, with reference to the affected securities, prohibited from effecting transactions for their own or related account and any account over which they exercise discretion until that information either is made available to the general public or ceases to be material. For this reason, extreme care should be taken to ensure that personnel are not put in a position of knowledge that might prejudice or inhibit the appropriate performance of their other functions in their normal area of operation.

09/19/00                                                              III - 18

         Any questions or issues regarding this policy should be brought to the immediate attention of the USIG Legal/Compliance Department or a senior management officer of USIG.





09/19/00                                                              III - 19